Exhibit 99

Patterson Companies Reports Change in Board of Directors

St. Paul, MN—December 11, 2012—Patterson Companies, Inc. (Nasdaq: PDCO) announced the resignation of Brian S. Tyler from its board of directors effective December 10, 2012. Tyler, executive vice president-corporate strategy and business development for McKesson Corporation, determined that due to the scale and scope of his new responsibilities at McKesson he should resign from Patterson’s board.

Patterson intends to seek a replacement for the vacated board position.

Peter L. Frechette, Patterson’s chairman, commented: “We will miss Brian’s counsel and perspective. During his tenure on our board, he has made significant contributions to Patterson’s success by providing valuable insight into the development of our overall vision and business strategies. We wish Brian the very best in all of his current and future pursuits.”

Tyler said: “My association with Patterson was professionally and personally gratifying, and I am confident of the company’s continued success in the future.”

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is one of the nation’s leading distributors of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

# # #

For additional information contact:
R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651-686-1600	904-415-1445